Exhibit 10.2

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT

Dated as of November 5, 2021

This Investment Management Agreement is made and entered into as of the date set forth above by and between AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company (the “Company”) and AllianceBernstein L.P., a Delaware limited partnership (the “Investment Manager”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1.

R E C I T A L S:

WHEREAS, the Company has been organized for the purpose, among others, of investing, directly or indirectly (including through one or more Subsidiaries), in Portfolio Investments;

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice and assistance of the Investment Manager and to have the Investment Manager perform various investment management services for the Company;

WHEREAS, the Investment Manager has received a copy of the LLC Agreement in effect as of the date set forth above and the Memorandum in effect as of the date set forth above;

WHEREAS, the Investment Manager is willing to perform such services under the terms and conditions as set forth herein and in accordance with the Company Documents.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions.

(a) Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“AB Entity”	means AllianceBernstein Holdings L.P., AllianceBernstein Corporation, the Investment Manager, and any and all subsidiaries of any of the foregoing.

“Administrator”	means any firm or firms as the Company may select for the purpose of maintaining the Company’s books and records and performing administrative services (which may include back-office and mid-office services), including tax and accounting functions, as well as the responsibility for calculating the Net Asset Value of the Company’s Units.

“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.

“Affiliate”	means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. Each executive officer, director or the general partner of the Investment Manager (and each executive officer or director of such general partner), shall be deemed to be an “Affiliate” of the Company. Except as expressly provided in this Agreement, no Member shall be deemed to be an “Affiliate” of the Company solely by reason of being a Member of the Company.

For purposes of this definition, “control” (including
“controlling”, “controlled by” and “under common control
with”) means the possession, directly or indirectly, of the
power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting
securities, by contract or otherwise.

“Agreement”	means this Investment Management Agreement.

“Business Day”	means a day the New York Stock Exchange, the NYSE Arca Equities or the NYSE MKT exchanges are open for business.

“Capital Call”	shall have the meaning set forth in the LLC Agreement.

“Capital Commitment”	means, with respect to each Member, the amount of cash such Member has agreed to contribute to the Company for the purchase of Units pursuant to the related Subscription Agreement, as may be adjusted pursuant to the terms of the LLC Agreement.

“Capital Contribution”	shall have the meaning set forth in the LLC Agreement.

“Code”	means the Internal Revenue Code of 1986, as amended.

“Commitment Facility”	shall have the meaning set forth in Section 4(a)(vii).

“Company”	shall have the meaning set forth in the preamble of this Agreement.

“Company Documents”	means the LLC Agreement and the Memorandum.

“Company Expenses”	shall have the meaning set forth in the LLC Agreement.

“Expense Limitation Agreement”	means the Expense Limitation Agreement by and between the Company and Investment Manager, as the same may be amended from time to time.

“Financing Subsidiary”	means a direct or indirect subsidiary of the Company, including without limitation, a bankruptcy remote special purpose entity that will enter into a credit facility or issue debt.

“Founding Member”	shall have the meaning set forth in Section 7(b).

“GAAP”	means U.S. generally accepted accounting principles, in effect from time to time.

“Indemnified Losses”	shall have the meaning set forth in the LLC Agreement.

“Initial Closing Date”	shall have the meaning set forth in the LLC Agreement.

“Investment”	means each investment made, directly or indirectly as appropriate in the context used herein (including through a Subsidiary), by the Company, including Portfolio Investments, Temporary Investments and hedging transactions, derivatives and exchange traded funds, the securities or instruments issued as a dividend thereon, in a reclassification with respect thereto or an exchange therefor.

“Investment Manager”	shall have the meaning set forth in the preamble of this Agreement.

“Lenders”	shall have the meaning set forth in the LLC Agreement.

“LLC Agreement”	means the Amended and Restated Limited Liability Company Operating Agreement of the Company, as the same may be amended from time to time.

“Management Fee”	shall have the meaning set forth in Section 7(a).

“Member”	means each Person admitted as a Member of the Company in accordance with the LLC Agreement, including any Persons hereafter admitted as Members in accordance with the LLC Agreement and excluding any Persons who cease to be Members in accordance with the LLC Agreement.

“Memorandum”	means the Confidential Memorandum of the Company, as the same may be amended or supplemented from time to time.

“Net Asset Value”	shall have the meaning set forth in the LLC Agreement.

“Organizational Expenses”	shall have the meaning set forth in the LLC Agreement.

“Other Accounts”	means other accounts to which the Investment Manager or any of its Affiliates provides investment services.

“Other Agreements”	shall have the meaning set forth in the LLC Agreement.

“Person”	means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, any governmental authority or agency or other entity.

“Portfolio Investments”	means such portfolio investments that may be acquired or held by the Company as set forth in the Memorandum.

“Post Commitment Period Capital Call”	shall have the meaning set forth in the LLC Agreement.

“Proceeding”	means any claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations in connection with the Company’s investment activity), actual or threatened.

“Protected Person”	means: (i) each AB Entity, (ii) any member, partner, officer, employee, legal representative (e.g., executors, guardians and trustees) or Affiliate of any AB Entity, and (iii) any Person who serves at the request of the Investment Manager hereunder on behalf of the Company as a member, partner, officer, employee or legal representative (e.g., executors, guardians and trustees) of any other Person, including, without limitation, the Company and any AB Entity.

“REIT”	means “real estate investment trust” as defined in Section 856(a) of the Code.

“Related Investor”	shall have the meaning set forth in the LLC Agreement.

“Remaining Commitment”	shall have the meaning set forth in the LLC Agreement.

“Subscription Agreement”	means each subscription agreement between the Company and each of the Members pursuant to which the Members acquired their Units.

“Subsidiary”	means one or more subsidiary investment vehicles that are managed and/or sponsored by the Investment Manager that the Company may invest through or otherwise utilize in order to achieve certain tax, regulatory and/or administrative efficiencies.

“Temporary Investment”	means monies held by the Company invested in (i) cash, (ii) U.S. Treasury securities, (iii) short-term investment grade debt securities, (iii) money market funds, (iv) time deposits, (iv) securities issued or guaranteed by any agency or instrumentality of the United States, and (iv) any other comparable investments approved by the Company (including investments that do not earn any interest).

“Units”	means limited liability company units of the Company.

(b) Capitalized terms that are not defined in this Agreement shall be defined as set forth in the Memorandum.

Section 2. Interpretation and Construction.

(a) In this Agreement, unless a clear contrary intention appears:

(i) common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii) where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii) “any” shall mean “one or more”;

(iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(v) all references to “funds”, “dollars” or “payments” shall mean United States dollars.

(b) The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

(c) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 3. Appointment of the Investment Manager. The Investment Manager shall act on behalf of the Company as its delegate and shall have all rights, power, authority, discretion, duties and responsibilities in respect of the Company, including without limitation the responsibility for the investment and re-investment of the cash, Investments and other properties comprising the assets of the Company and the day-to-day management and administration of the Company. The Investment Manager undertakes to give the Company the benefit of its best judgment and efforts in rendering its services.

Section 4. Authority of the Investment Manager.

(a) In connection with its obligations hereunder, the Investment Manager shall have the authority for and in the name of the Company, subject to Section 6, to:

(i) provide research and analysis and direct the formulation of investment policies and strategies for the Company;

(ii) make, own, manage, supervise and dispose of Investments, and to execute and deliver in the Company’s name any and all instruments necessary to effectuate such transactions;

(iii) make all elections, investigations, evaluations and decisions (including the voting or disposition of Portfolio Investments held by the Company) binding the Company thereby that may, in the reasonable judgment of the Investment Manager, be necessary or desirable for the acquisition or disposition of any Investment by the Company or to protect or enhance the value of any Investment in connection with amendments, waivers or modifications thereof;

(iv) enter into any hedging transaction (including without limitation hedging for interest rate, currency and other market and investment risks) as the Investment Manager shall determine in its reasonable discretion to be necessary or desirable in connection with any Investment; and

(v) manage the investment activities of the Company in accordance with the LLC Agreement to the extent consistent with the provisions hereof;

(vi) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and wire funds, draw checks, or make other orders for the payment of monies;

(vii) either directly or through a Financing Subsidiary, borrow funds and otherwise incur indebtedness, obtain lines of credit, loan commitments or letters of credit for the account of the Company, from one or more Lenders, for working capital purposes (including, but not limited to, paying Company Expenses or managing cash flows from Capital Commitments), and issue guaranties with respect to any such borrowings by any Financing Subsidiary; provided that in connection with the foregoing, any such financing and/or guaranty may be secured by an assignment, pledge, mortgage, charge or other security interest in (i) the Capital Commitments, the Company’s right to initiate Capital Calls and Post Commitment Period Capital Calls and collect the Capital Contributions of the Members and to enforce their obligations to make Capital Contributions to purchase Units, and (ii) a Company collateral account into which the payment by the Members of their Remaining Commitments are to be made, and all claims, rights and interests relating to or arising from clause (i) or this clause (ii) (including, without limitation, the right to exercise any remedies of the Company under or related to the LLC Agreement in respect of any such Capital Calls and Post Commitment Period Capital Calls or such Capital Contribution), which may be granted to the Lenders pursuant to any security documentation entered into between the Company and any Lender (any such arrangement, a “Commitment Facility”);

(viii) subject to Section 4.10 of the LLC Agreement, enter into and perform any transaction in which the Investment Manager or any Affiliate of the Investments Manager purchases property from, sells property to, or otherwise deals with the Company, any Member or any Affiliate of any such Persons, or obtain services from any Affiliate of the Investment Manager, any Member or any Affiliate of such Persons;

(ix) incur expenses and other obligations on behalf of the Company (including the incurrence of debt, leverage or the borrowing of money) in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

(x) establish reserves for contingencies and for any other Company purpose;

(xi) prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and, as required by applicable law, withhold amounts with respect thereto from funds otherwise distributable to any Member, or engage a service provider on behalf of the Company to provide such services;

(xii) prepare and cause to be prepared reports, statements and other information for distribution to Members, or engage a service provider on behalf of the Company to provide such services;

(xiii) maintain books and records of the Company, including pursuant to Section 9.05 of the LLC Agreement (copies of which shall be kept at the principal place of business of the Company or other location designated by the Company), or engage a service provider on behalf of the Company to provide such services;

(xiv) bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;

(xv) retain an Administrator and to cause the Company to compensate the Administrator for administrative services;

(xvi) enter into Other Agreements with Members containing such terms and conditions as determined by the Investment Manager;

(xvii) provide the Administrator or other service providers to the Company with such information and instructions as may be necessary to enable such service providers to perform their duties in accordance with the applicable agreements;

(xviii) engage attorneys, independent accountants, other service providers and such other Persons as the Investment Manager may deem necessary or advisable;

(xix) to delegate the valuation of the Company’s assets to the Administrator;

(xx) authorize any partner, member, employee or other agent of the Investment Manager or its Affiliates or other agent of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;

(xxi) enter into, and take any action under, any contract, agreement or other instrument as the Investment Manager shall reasonably determine to be necessary or desirable to further the purposes of the Company, including without limitation granting or refraining from granting any waivers, consents and approvals with respect to any of the foregoing and any matters incident thereto; and

(xxii) do any and all acts on behalf of the Company as it may deem necessary or advisable in connection with the maintenance and administration of the Company and/or the preservation of the Company’s status as a REIT.

Section 5. Status of the Investment Manager. The Investment Manager shall, for all purposes hereof, be an independent contractor and not an employee of the Company, and nothing in this Agreement shall be construed as making the Company a partner or co-venturer with the Investment Manager or any of its Affiliates or Other Accounts. The Investment Manager shall not have authority to act for, represent, bind or obligate the Company, except as specifically provided in this Agreement. The Investment Manager and any of its Affiliates may serve as directors, advisers, managers or consultants to others.

Section 6. Investments. All investments of the Company and other activities undertaken by the Investment Manager on behalf of the Company shall at all times conform to and be in accordance with the requirements imposed by the following:

(a) any provisions of applicable law;

(b) provisions of the Company Documents; provided, however, that the Investment Manager shall not be bound by any update, modification or amendment of the Company Documents unless and until it has been given notice thereof in accordance with Section 18 and has been provided with a copy of such update, modification or amendment;

(c) any and all requirements that must be met and maintained by the Company in order to qualify as a REIT; and

(d) any and all requirements that must be met and maintained by the Company in order for the Company to rely upon the exception provided by Section 3(c)(5) of the Investment Company Act of 1940, as amended, in order for the Company not to have to register as an investment company thereunder.

Section 7. Management Fee.

(a) The Company will pay the Investment Manager, on a quarterly basis, a management fee (the “Management Fee”) in respect of each Member, in arrears, equal to the Applicable Percentage (as defined below) of such Member multiplied by the sum of (i) the Net Asset Value of the Units and (ii) all unfunded commitment amounts under any Portfolio Investments with ongoing funding obligations (e.g., delayed-draw term loans), each of (i) and (ii) as of the last day of each calendar quarter. For the avoidance of doubt, the Management Fee shall not be charged with respect to any portion of the Company’s assets that are attributable to direct leverage. A Member’s “Applicable Percentage” shall be as set forth below:

Aggregate Capital Commitment of a Member	Applicable Percentage
$50,000 - $500,000	1.50%
$500,001 - $1,000,000	1.40%
$1,000,001 - $3,000,000	1.30%

$3,000,001 - $5,000,000	1.15%
$5,000,001 and over	1.00%

(b) Notwithstanding the foregoing, with respect to any Member that makes a Capital Commitment on the Initial Closing Date (each, a “Founding Member”), the Management Fee shall be waived (and shall not be charged) with respect to such Founding Member (including any additional Capital Commitments made by such Founding Member) until the six month anniversary of the Initial Closing Date.

(c) Payment of the Management Fee shall be made within ten (10) days of the last day of each calendar quarter, or as soon as reasonably practicable thereafter.

(d) The Management Fee charged with respect to a Member shall be prorated for any Capital Contribution or repurchase of Units that is effective other than as of the first day of a calendar quarter.

(e) The Investment Manager may, in its discretion, reduce, waive or calculate differently the Management Fee charged at the Company level with regard to the Units held by certain Members, including, without limitation, a Related Investor, so long as such reduction, waiver or calculation does not result in a preferential dividend under Section 562(c) of the Code.

Section 8. Expenses of the Investment Manager. In consideration for the Management Fee, the Investment Manager shall pay, without reimbursement by the Company, all of its own ordinary administrative, operating and overhead expenses and, except as provided herein, the Investment Manager and its Affiliates shall be responsible for the expenses of providing their services to the Company, including overhead expenses (including general systems and technology, but excluding systems, data and technology developed or purchased for the predominant benefit of the Company’s investment program), office expenses and compensation of their respective employees.

Section 9. Expenses of the Company.

(a) The Company shall bear its own expenses in accordance with the provisions of Section 4.08 of the LLC Agreement. To the extent that expenses to be borne by the Company are paid by the Investment Manager, the Company shall reimburse the Investment Manager for such expenses.

(b) The Investment Manager shall be reimbursed by the Company for Organizational Expenses. Pursuant to the Expense Limitation Agreement, the Investment Manager may determine to limit Organizational Expenses and Company Expenses in the aggregate that are borne by the Company to the extent necessary to prevent Organizational Expenses and Company Expenses, on an annualized basis, from exceeding a percentage determined by the Investment Manager in its discretion. This limit shall be maintained until the third anniversary of the Initial Closing Date. Pursuant to such limit, any fees waived and expenses borne by the Investment Manager may be reimbursed by the Company during the three year period that such limit is in place, provided that no reimbursement payment shall be made that would cause the Company’s expenses to exceed the same limit. Notwithstanding the foregoing, extraordinary expenses (including, but not limited to, litigation expenses, indemnification expenses, lender liability expenses and other expenses not incurred in the ordinary course of the Company’s business), the Management Fee, the Incentive Fee, interest expenses, financing costs and expenses, and reserves for and costs associated with determining current expected credit losses, shall not be included as Company Expenses for purposes of calculating the foregoing expense limit.

Section 10. Exculpation; Indemnification. The Company shall exculpate and indemnify each Protected Person in accordance with Sections 4.06 and 4.07 of the LLC Agreement.

Section 11. Activities of the Investment Manager and Others. The Investment Manager and its Affiliates may engage, simultaneously with their investment management activities on behalf of the Company, in other businesses, and may render services similar to those described in this Agreement for other Persons, and shall not by reason of such engaging in other businesses or rendering of services for others be deemed to be acting in conflict with the interests of the Company. AB Entities, in their respective individual capacities, may be Members, directors, employees, agents or officers of the Company but shall not be deemed thereby to have interests that are in conflict with the interests of the Company.

Section 12. Use of Name. The Company acknowledges that it adopted its name through the permission of the Investment Manager. The Investment Manager hereby consents to the non-exclusive use by the Company of its name (i.e., “AB Commercial Real Estate Private Debt Fund, LLC”) only for so long as the Investment Manager serves as the investment manager of the Company. The Company agrees to indemnify and hold harmless the Investment Manager and its Affiliates from and against any and all Indemnified Losses, which may arise out of the Company’s use or misuse of the applicable name or out of any breach of or failure to comply with this Section 12.

Section 13. Limitations on Reference to Investment Manager. The Company shall not distribute or circulate any sales literature, promotional or other material which contains any reference to the Investment Manager without the prior approval of the Investment Manager and shall submit in draft form all such materials requiring approval of the Investment Manager, allowing sufficient time for review by the Investment Manager and its counsel prior to any deadline for printing. If the Investment Manager ceases to furnish services to the Company, the Company at its expense:

(a) as promptly as practicable, shall take all necessary action to cause the Company Documents to be amended to accomplish a change of name to eliminate any reference to the Investment Manager; and

(b) within 60 days after the date as of which the Investment Manager ceases to furnish services to the Company, shall cease to use in any other manner, including use in any sales literature or promotional material, the name of the Investment Manager.

Section 14. Term. This Agreement shall remain in effect until December 31, 2021, and shall automatically renew from year to year thereafter, except that it may be terminated by the Investment Manager or by the Company upon 60 days’ prior written notice by the terminating party to the other party.

Section 15. Choice of Law. Notwithstanding the place where this Agreement may be executed by either of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state.

Section 16. Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 17. Forum. To the fullest extent permitted by law, in the event of any Proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the personal jurisdiction of the Supreme Court, State of New York, New York County and of the US District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a Proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the US District Court for the Southern District of New York. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 18. Notices.

(a) Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service or by electronic mail (e-mail) to the intended recipient as follows:

If to the Company:

AB Commercial Real Estate Private Debt Fund, LLC

c/o AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

United States

Telephone: (212) 969-1337

E-mail: mark.manley@alliancebernstein.com

If to the Investment Manager:

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

United States

Telephone: (212) 969-1337

E-mail: mark.manley@alliancebernstein.com

(b) Any party hereto may designate a new address by notice to that effect given to the other party. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; and the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day.

Section 19. Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 20. Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 21. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, the Investment Manager, each Protected Person and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers, partners and employees of the Investment Manager and others who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. No assignment (as that term is defined under the Advisers Act) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement.

Section 22. Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 23. Discretion; Good Faith. Whenever in this Agreement the Investment Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Investment Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Investment Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different Members, provided that, in making any such decision described in clauses (i) and (ii) above, the Investment Manager shall act consistent with its fiduciary duties to the Company.

Section 24. Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 25. Survival. The provisions of Sections provisions of Section 7 (to the extent that the Management Fee is earned by the Investment Manager prior to the termination of this Agreement), 9, 10, 12, 13, 15, 17, 18, 21, 25 and 26 shall survive the termination of this Agreement.

Section 26. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

By:	/s/ Bradford Stanley
Name: Bradford Stanley
Title: Vice President

ALLIANCEBERNSTEIN L.P.

By:	/s/ Bradford Stanley
Name: Bradford Stanley
Title: Assistant Secretary

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